Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Inducement Equity Incentive Plan of NanoString Technologies, Inc., of our reports dated February 28, 2023, with respect to the consolidated financial statements of NanoString Technologies, Inc., and the effectiveness of internal control over financial reporting of NanoString Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Seattle, Washington
August 3, 2023